EXHIBIT 99.2
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1.    Includes (a) 2,341,061 shares of common stock of the issuer (the
      "Shares") held by Credit Suisse First Boston Equity Partners, L.P. ("CSFB-EP"); (b) 654,387 Shares held by Credit Suisse First Boston Equity Partners (Bermuda), L.P. ("CSFB Bermuda"); (c) 175,775 Shares held by EMA Partners Fund 2000, L.P. ("EMA Partners"); (d) 233,004 Shares held by EMA Private Equity Fund 2000, L.P.("EMA Private"); and
      (e) 2,263 Shares held by Credit Suisse First Boston U.S. Executive Advisors, L.P. ("CSFB U.S.", and together with CSFB-EP, CSFB Bermuda, EMA Partners and EMA Private, the "CSFB Funds").

2. In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

      The CSFB Funds are the holders of the Shares. The principal business office of each of the CSFB Funds is 11 Madison Avenue, New York, New York 10010.

      Pursuant to investment advisory agreements with CSFB-EP, CSFB Bermuda and CSFB U.S., Credit Suisse First Boston Advisory Partners, LLC, a Delaware limited liability company ("CSFB Advisory"), makes all investment decisions for these three CSFB Funds, including the decision to buy, sell or hold securities which comprise the assets of each of these entities. In addition, EMA Partners and EMA Private must invest in and dispose of its portfolio securities pro rata simultaneously with CSFB-EP pursuant to EMA Partners' and EMA Private's limited partnership agreements. Thus, CSFB Advisory may be deemed to be the beneficial owner of the Shares owned by the CSFB Funds.

      CSFB Advisory is a wholly-owned subsidiary of the Bank. The investment committee of CSFB Advisory that oversees the investment decisions made for the CSFB Funds includes the employees of the Alternative Capital Division of the CSFB business unit.

      The ultimate parent company of the Bank is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CFSB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

      The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

      CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own Shares to which this Form 4 relates, and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.

      Hemisphere Private Equity Partners, Ltd., a Bermuda company ("Hemisphere"), is the general partner of each of CSFB-EP, CSFB Bermuda and CSFB U.S. and, other than the investment activities for which CSFB Advisory is responsible, manages and controls the affairs of these three funds. Hemisphere is engaged in the business of acting as general partner to collective investment vehicles organized as limited partnerships. Hemisphere is controlled by Hemisphere Private Equity Partners Charitable Trust, a Bermuda trust ("Hemisphere Trust"), created for the purpose of acting as beneficial owner of Hemisphere. Close Trustees (Cayman) Limited is the trustee of Hemisphere Trust.